Exhibit 99.3

FOR IMMEDIATE RELEASE
Contact:	Christopher L. Turner President and Chief Executive Officer (214) 634-0403

DIAGNOSTIC HEALTH SERVICES ANNOUNCES
STREAMLINED MANAGEMENT TEAM

DALLAS, Texas (October 29, 1999) - Diagnostic Health Services, Inc. (OTC:DHSM) today announced the restructuring of its senior management group, significantly reducing overhead expenses, narrowing the span of control, and focusing greater intensity on fiscal issues and operations.

Christopher L. Turner, age 38, has been appointed president and chief executive officer, replacing Brad A. Hummel, who has resigned, but will remain actively involved with the Company as a Board member.

In addition to Mr. Turner's appointment as president and chief executive officer, James K. Angellica, formerly regional vice president of the Company's central region, has been named chief operating officer, and Bonnie G. Lankford, formerly vice president of administration, has been named chief administrative officer.

Mr. Hummel said, "After 15 years in various operating roles, the decision to resign was difficult, but it became clear to me that I could be of greater assistance to the Company as a Board member. Chris Turner is perfectly suited for the tasks at hand. His strong financial background and incredible work ethic complements the extensive operating experience of Jim Angelica, Bonnie Lankford and our field managers. I look forward to working with Chris and the rest of the management team to restore growth, profitability and value for shareholders."

Chris Turner added, "We are pleased to be able to continue to streamline our management team while retaining Brad's talents to guide the strategic goals of the Company. I look forward to working with the Board and the rest of our team as we continue our efforts to restore the Company's financial health. We have several initiatives underway that we believe will strengthen us as we move forward and allow us to pursue opportunities for much needed growth."

Diagnostic Health Services, Inc. is a leading provider of medical outsourcing services to hospitals and other healthcare facilities. Diagnostic Health Services provides radiology and cardiology diagnostic services and equipment to healthcare facilities on an in-house and shared basis. The Company operates in 20 midwestern, western and southern states.

Certain matters discussed in this press release contain forward-looking statements that involve risk and uncertainties including, but not limited to future revenues, earnings prospects and the Company's ability to execute its business plan. Although DHS believes that its expectations are based on reasonable assumptions, it can give no assurance that anticipated results will occur. Parties receiving this release are encouraged to review all filings made by the Company with the Securities and Exchange Commission.